Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-38079, 333-49295, 333-49433, 333-60785, 333-61474, 333-62748, 333-65735, 333-65793, 333-72681, 333-80735, 333-85660, 333-86797 and 333-116034) of Prentiss Properties Trust of our reports dated December 22, 2004 relating to the statements of revenues and certain expenses of Cityplace Center and the Lakeside Point Properties, which appear in the Current Report on Form 8-K/A of Prentiss Properties Trust dated December 23, 2004.

/s/ PricewaterhouseCoopers

Dallas, Texas

December 23, 2004